Exhibit 99.1

                NOVELIS FILES 2005 FINANCIAL RESULTS ON FORM 10-K
                       COMPANY PROVIDES INSIGHT INTO 2006

    ATLANTA, Aug. 25 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX:
NVL) today filed its Annual Report on Form 10-K, including its audited financial results for the year ended December 31, 2005, and commented on the challenging metal price environment, the Company's hedging strategy and special items affecting its outlook for 2006.

    Net sales in 2005 were $8.4 billion compared with $7.8 billion in 2004, an increase of 7.8 percent. Rolled product shipments were 2,873 kilotonnes (kt), compared with 2,785 kt shipped in 2004, an increase of 3.2 percent. Net income was $90 million compared with $55 million in 2004. Earnings per share were $1.21 for the full year 2005 compared with $0.74 for the full year 2004.

    As previously announced, Novelis completed an extensive financial restatement and review process in May, at which time the Company restated its consolidated and combined financial statements for the first and second quarters of 2005 and reported its completed financial results for the third quarter of 2005. As a result of this rigorous process, which required extensive reviews related to the Company's spin-off, the filing of the Company's 2005 annual report was delayed until today, and its quarterly reports for the first and second quarters of 2006 have also been delayed. Novelis is working toward filing its 2006 first quarter report in mid- September, and expects to be current with its financial reporting with the filing of its third quarter report during the fourth quarter.

    "Our first year as an independent company was both challenging and rewarding, as we established Novelis as the world's leading producer of aluminum rolled products," said Brian Sturgell, President and Chief Executive Officer. "By several key financial measures -- revenue, net income, cash flow and debt reduction -- our operations performed well in 2005 within robust Asian, North American and Latin American markets and a somewhat softer European market.

    "We entered 2006 with strong operating fundamentals in place," added Sturgell, "and we continue to pursue restructuring opportunities, along with product portfolio upgrades, throughout Novelis. In addition, we are making significant progress in structurally reducing our working capital across all four operating segments.

    "However, the metal price ceilings related to some of our can sheet sales are having a significant negative impact on our performance in 2006," he continued. "We continue to work toward removing the remaining contract price ceilings, which had been commonplace in the industry but have become outdated due to structural changes in the market. At the same time, we are focused on improving the comprehensive hedging program we put in place for 2006 to help mitigate the impact of sustained high metal prices, and we are currently addressing the performance of our internal hedges under these circumstances. As a result of these metal-related items, as well as the costs of our restatement and review process, we expect that 2006 will be a transitional year. While we anticipate that 2006 cash flows will continue to be strong, we expect to incur a net loss for the year. However, for 2007, we foresee continued strong cash flows and material debt reductions. We expect to give 2006 and 2007 earnings and cash flow guidance in late September 2006."

    "Looking forward, we will benefit from steps we have taken to strengthen the organization in a number of key areas," said Sturgell. "We have improved financial and risk management resources in place, including a new Chief Financial Officer with significant public company, hedging and derivatives experience, as well as a new Controller. Over the past few months, we have also appointed two new members to our Board of Directors, introduced a significant new technology in line with our strategy to improve our product portfolio, and have put in place a number of new initiatives to better manage challenges and opportunities as we continue to build Novelis into a company dedicated to the high-value conversion of aluminum rolled products."

    Following are highlights from the Company's 10-K filing. For a detailed discussion of the Company's financial results, refer to its 2005 Annual Report on Form 10-K, which was filed today with the United States Securities and Exchange Commission (SEC) and is posted on our website.

    Summary of 2005 Financial Results

    The following table presents key financial and operating results for the full years ended December 31, 2005, and December 31, 2004, respectively ($ in millions, except Regional Income per Tonne).

                                       Year Ended December 31,
                                     -------------------------    Percent
                                        2005          2004         Change
                                     -----------   -----------   -----------

    Net Sales                              8,363         7,755           7.8%
    Regional Income(*)                       620           654          (5.2)%
    Rolled Products Shipments (kt)         2,873         2,785           3.2%
    Regional Income per Tonne                216           235          (8.1)%
    Depreciation and Amortization            230           246          (6.5)%
    Capital Expenditures                     178           165           7.9%
    Total Assets                           5,476         5,954          (8.0)%
    Net Cash Provided by Operating
     Activities                              449           208         115.9%
    Free Cash Flow(*)                        237            39         507.7%
    Net Income                                90            55          63.6%

    * See Attachment A for a description of Regional Income and a reconciliation of Regional Income to Net Income. See Attachment B for a description of Free Cash Flow and a reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.

    Special Items Affecting Outlook for 2006

    Based on preliminary data, metal timing (or metal price lag) had a positive effect on the Company's financial results in the first half of 2006. However, due to a number of special items, Novelis expects to incur a net loss for the year ending December 31, 2006. These special items that will negatively impact our results include: the impact and related effects of unfavorable metal prices which will primarily impact the second half of the year, foreign currency exchange rates beyond the Company's ability to mitigate such exposures, changes in the fair market value of its derivatives, and the substantial expenses related to its restatement and review process.

    Financial Impact of High Metal Prices

    A portion of Novelis' can sheet sales are contractually subject to metal price ceilings which, unless adjusted, prevent the Company from passing through the total increase in metal prices to those customers when the metal prices are above the ceiling. In 2005, such sales represented approximately 20 percent of Novelis' total net sales. In addition, some contracts result in a timing difference (or metal price lag) between the metal prices Novelis pays under its purchase contracts and the metal prices it charges to customers. During such periods, the Company bears the additional cost or benefit of metal price changes.

    Primarily for the second half of 2006, Novelis' hedging strategy will not fully cover its exposure relative to the metal price ceilings. This is largely a result of:

    i) the unavailability of affordable call options with strike prices that directly coincide with the metal price ceilings; and

    ii) receiving less internal hedge benefit from the Company's recycling operations than expected due to the fact that the spread between the price of used beverage cans and the price of primary metal on the London Metal Exchange has not increased at the levels the Company projected.

    The Company has been successful in eliminating approximately half of its metal price ceiling exposure beginning in 2007. In addition, under the direction of the Company's new CFO, Novelis is currently analyzing how best to further mitigate the remaining exposure that exists.

    Cost of Restatement, Review and Waivers

    Through June 30, 2006, Novelis had incurred expenses of approximately $30 million related to the restatement and review process, including professional fees and expenses, credit waiver and consent fees, and special interest on its $1.4 billion 7.25 percent senior unsecured debt securities due 2015 (Senior Notes). The Company will continue to incur expenses of this nature until, among other things, it is current with its SEC filings and completes its registered exchange offer for its Senior Notes.

    Debt Repayment

    Since the date of the spin-off, we have made significant progress paying down debt, having reduced total debt by $348 million in 2005. While unprecedented high metal and energy prices and metal price ceilings in certain North American contracts will impact the Company's income and cash flows in 2006, it expects to generate sufficient cash flows to reduce debt in excess of the amount it is required to pay under its debt facilities. The Company previously disclosed its expectation that it would pay down debt by approximately $200 million to $250 million in 2006. It made progress in the first half of 2006 by reducing its debt by $135 million, using cash provided by operating activities and by making working capital improvements across the Company. However, the adverse factors outlined above, as well as the continued high metal price environment and steps Novelis may take to mitigate that exposure, will affect the Company's ability to continue to pay down debt. Novelis believes that the total debt reduction level for 2006 is now likely to be in the range of $150 million to $200 million.

    Notice of Default

    Novelis also reported that on August 24, 2006, it received a notice of default from the trustee for the bondholders with respect to its $1.4 billion
7.25 percent Senior Notes due 2015 for the failure to file its Form 10-Q for the second quarter of 2006 on a timely basis.

    The notice informed Novelis that it is in default of its financial reporting obligations and requires that it cure the default within 60 days. If the Company does not file the delayed Form 10-Q by October 23, 2006, the date which marks the end of the specified cure period, an event of default occurs. At that point, the trustee or holders of at least 25 percent in aggregate principal amount of the Senior Notes may elect to immediately accelerate the maturity of the Senior Notes ($1.4 billion principal amount outstanding).

    The notice of default from the bondholders also accelerated the deadline to file the delayed report under the existing waiver to Novelis' Credit Agreement (dated August 11, 2006). Under the terms of the existing waiver, the filing and reporting deadline for Novelis' Form 10-Q for the second quarter of 2006 was October 31, 2006. Anticipating the receipt of this notice of default, the Company proactively sought and recently obtained a 59 calendar day waiver provision from its Credit Agreement lenders. Therefore, the Company must file its Form 10-Q for the second quarter of 2006 by October 22, 2006, in order to avoid a default under its Credit Agreement.

    Novelis intends to file its Form 10-Q for the second quarter of 2006 on or before October 22, 2006, and therefore avoid events of default under both its Senior Notes and Credit Agreement. The Company also stated that, in light of its current belief that it will file the Form 10-Q for the second quarter of 2006 within the applicable cure period, it would not seek a consent solicitation from its bondholders to waive the event of default, as it did previously when it offered in June 2006 to pay $21 million to the bondholders who agreed to grant such a waiver.

    Annual Meeting Date Set

    Novelis has scheduled its 2005 annual meeting for October 26, 2006, in Atlanta, Georgia. The record date for the annual meeting is September 19, 2006.

    About Novelis

    Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit http://www.novelis.com.

    Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, our expectations with respect to the impact on cash of metal price movements, our metal price ceiling exposure, our outlook for 2006 (including our expected financial results, cash flows and ability to further reduce our outstanding debt), our efforts to file our form 10-Qs for the first and second quarters of 2006 in mid-September and mid-October, respectively, and to return to a normal SEC reporting cycle by the end of 2006 and our ability to avoid an event of default under our Senior Notes and our Credit Agreement. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other raw materials we use; the effect of metal price ceilings in certain of our sales contracts; the effectiveness of our hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions; our ability to improve and maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair market value of derivatives; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers' industries; changes in government regulations, particularly those affecting environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; the continued cooperation of certain debtholders and regulatory authorities with respect to extensions of our 2006 filing deadlines; and the payment of special interest due to our failure to timely file our SEC reports and the payment of fees in connection with any related waivers or amendments to our principal debt agreements. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, are specifically incorporated by reference into this news release.

    Attachments:

    A) Regional Income
    B) Free Cash Flow


                                                                    Attachment A

    Regional Income

    Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments. The operating segments are Novelis North America (NNA), Novelis Europe (NE), Novelis Asia (NA) and Novelis South America (NSA).

    Our chief operating decision-maker uses regional financial information in deciding how to allocate resources to an individual segment, and in assessing performance of the segment. Novelis' chief operating decision-maker is its chief executive officer.

    We measure the profitability and financial performance of our operating segments based on Regional Income, in accordance with FASB Statement No. 131, Disclosure About the Segments of an Enterprise and Related Information. Regional Income provides a measure of our underlying regional segment results that is in line with our portfolio approach to risk management. We define Regional Income as income before (a) interest expense and amortization of debt issuance costs;
(b) unrealized gains and losses due to changes in the fair market value of derivative instruments, except for Korean foreign exchange derivatives; (c) depreciation and amortization; (d) impairment charges on long-lived assets; (e) minority interests' share; (f) adjustments to reconcile our proportional share of Regional Income from non-consolidated affiliates to income as determined on the equity method of accounting (proportional share to equity accounting adjustments); (g) restructuring charges; (h) gains or losses on disposals of fixed assets and businesses; (i) corporate costs; (j) litigation settlement - net of insurance recoveries; (k) gains on the monetization of cross-currency interest rate swaps; (l) provision for taxes on income; and (m) cumulative effect of accounting change - net of tax.

    Reconciliation of Regional Income to Net Income

    The following table presents Regional Income by operating segment and reconciles Total Regional Income to Net Income.

                                                      Year Ended December 31,
                                                    --------------------------
                                                       2005           2004
                                                    -----------    -----------
    Regional Income
     Novelis North America                          $       196    $       240
     Novelis Europe                                         206            200
     Novelis Asia                                           108             80
     Novelis South America                                  110            134
    Total Regional Income                                   620            654

     Interest expense and amortization
      of debt discounts and fees                           (203)           (74)
     Unrealized gains due to changes in the
      fair market value of derivatives (A)                  140             77
     Depreciation and amortization                         (230)          (246)
     Litigation settlement - net of insurance
      recoveries                                            (40)             -
     Impairment charges on long-lived assets                 (7)           (75)
     Minority interests' share                              (21)           (10)
     Adjustment to eliminate proportional
      consolidation (B)                                     (36)           (41)
     Restructuring charges                                  (10)           (20)
     Gain on disposals of fixed assets and
      businesses                                             17              5
     Corporate costs (C)                                    (72)           (49)
     Gains on the monetization of cross-currency
      interest rate swaps                                    45              -
     Provision for taxes on income                         (107)          (166)
    Net Income before cumulative effect of
     accounting change                                       96             55
    Cumulative effect of accounting change
     - net of tax                                            (6)             -
    Net Income                                      $        90    $        55

    (A) Except for Korean foreign exchange derivatives.

    (B) Our financial information for our segments (including Regional Income) includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile Total Regional Income to Net Income, the proportional Regional Income of these non-consolidated affiliates is removed from Total Regional Income, net of our share of their net after-tax results, which is reported as Equity in net income of non-consolidated affiliates on our consolidated and combined statements of income.

    (C) These items are managed by our corporate head office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters.

                                                                    Attachment B

    Free Cash Flow

    Free Cash Flow (which is a non-GAAP measure) consists of Net cash provided by operating activities less Dividends and Capital expenditures. Dividends include those paid by our less than wholly-owned subsidiaries to their minority shareholders and dividends paid by us to our common shareholders. Management believes that Free Cash Flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities. However, Free Cash Flow does not necessarily represent cash available for discretionary activities, as certain debt service obligations must be funded out of Free Cash Flow. We believe the line on our consolidated and combined statement of cash flows entitled "Net cash provided by operating activities" is the most directly comparable measure to free cash flow. Our method of calculating free cash flow may not be consistent with that of other companies.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

                                                     Year Ended December 31,
                                                    --------------------------
                                                       2005           2004
                                                    -----------    -----------
    Net Cash Provided by Operating Activities       $       449    $       208
    Dividends                                               (34)            (4)
    Capital expenditures                                   (178)          (165)
    Free Cash Flow                                  $       237    $        39

SOURCE  Novelis Inc.
    -0-                             08/25/2006
    /CONTACT: Media: Charles Belbin, +1-404-814-4260, charles.belbin@novelis.com, or Investors: Eric Harris, +1-404-814-4304, eric.harris@novelis.com/
    /Web site:  http://www.novelis.com /
    (NVL NVL.)